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                                                                    EXHIBIT 99.1

PRESS RELEASE

APPALACHIAN BANCSHARES, INC. INVESTIGATES TRADE IN ITS COMMON STOCK

ELLIJAY, GA - (PR NEWSWIRE) - June 5, 2001 - Appalachian Bancshares, Inc. (OTC
BB: APAB.OB) announced today that it is investigating a recent trade in its common stock, $0.01 par value per share. The inter-dealer trade, which did not involve Appalachian's market maker, IJL Wachovia Securities, Inc., appears to have occurred on April 19, 2001, for 1,000 shares of Appalachian's common stock at a price of $3.00 per share, well below the Company's last identified and subsequent retail trading price. The previous identified trade of Appalachian's common stock, as reported on the Over the Counter Bulletin Board, occurred at a price of $14.625 a share. A subsequent trade, conducted through Appalachian's market maker IJL Wachovia on April 26, 2001, the price of which was not reported on the Over the Counter Bulletin Board system, occurred at a price of $15.00 per share.

Appalachian Bancshares contacted both the Nasdaq Stock Market and the Over the Counter Bulletin Board about the transaction, however, Appalachian has not been able to obtain any additional information regarding the trade.

Appalachian is not aware of any event that would have caused the transaction in its common stock to occur at a price not reasonably related to its last identified retail trade price. "We believe that the trade at $3.00 a share was merely an aberration and in no way reflects the current market value of our common stock. We are making this announcement so that our shareholders and other interested investors are not confused or mislead about this unusual transaction" stated Tracy Newton, President and Chief Executive Officer of Appalachian Bancshares.

Appalachian Bancshares, Inc. is a bank holding company which engages in a full range of banking services throughout northern Georgia through its two commercial bank subsidiaries, Gilmer County Bank and Appalachian Community Bank. Appalachian began its business in 1996. Appalachian had total assets of approximately $260 million as of December 31, 2000.

Contact:
Appalachian Bancshares, Inc.
Tracy Newton (706) 276-8000